Leonardo DRS Announces Voluntary Delisting from the Tel Aviv Stock Exchange

ARLINGTON, Va. -- September 27, 2023 ̶ Leonardo DRS, Inc. (Nasdaq and TASE: DRS) (“Leonardo DRS” or the “Company”) today announced that it is taking steps to voluntarily delist its common stock from the Tel Aviv Stock Exchange (the “TASE”).
Pursuant to Israeli law, the delisting of Leonardo DRS’s common stock is expected to take effect three months following the date of the Company’s request to the TASE to delist the Company’s common stock, which occurred on September 27, 2023. During the interim period, Leonardo DRS’s common stock will continue to be traded on the TASE.
The delisting in Israel will not affect Leonardo DRS’s continued listing on Nasdaq under the symbol “DRS” and all shares of common stock now traded on the TASE may be transferred to Nasdaq. The Company will continue to file public reports and make public disclosures in accordance with the rules of the U.S. Securities and Exchange Commission and Nasdaq.
“At this time, we believe that it is in the best interest of our Company and its stockholders that we concentrate our market activity on a single exchange,” said Bill Lynn, Chairman and CEO of Leonardo DRS. “We are grateful to all of the investors who traded our common stock on the TASE and thank them for their ongoing support.”
About Leonardo DRS
Headquartered in Arlington, VA, Leonardo DRS, Inc. is an innovative and agile provider of advanced defense technology to U.S. national security customers and allies around the world. We specialize in the design, development and manufacture of advanced sensing, network computing, force protection, and electric power and propulsion, and other leading mission-critical technologies. Our innovative people are leading the way in developing disruptive technologies for autonomous, dynamic, interconnected, and multi-domain capabilities to defend against new and emerging threats. For more information and to learn more about our full range of capabilities, visit www.LeonardoDRS.com.
Forward-Looking Statements
This communication contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements reflect current expectations, assumptions and estimates of future performance and economic conditions. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements.

Leonardo DRS Investor Relations Contact

Steve Vather
Vice President, Investor Relations and Corporate Finance
+1 703 409 2906
stephen.vather@drs.com

Leonardo DRS Media Contact
Michael Mount
Vice President, Communications and Public Affairs
+1 571 447 4624
mmount@drs.com